September 2010
 Member Update

CONFIDENTIAL

September 9, 2010

THIS SEPTEMBER 2010 MEMBER UPDATE AND ALL OF ITS CONTENTS ARE CONFIDENTIAL INFORMATION AS DEFINED IN YOUR CLUB MEMBERSHIP AGREEMENT.  ANY DISCLOSURE OF ANY OF ITS CONTENTS, INCLUDING WITHOUT LIMITATION, POSTINGS ON INTERNET FORUMS, BLOGS, OR WEBSITES, IS STRICTLY PROHIBITED.  PENALTIES FOR VIOLATION INCLUDE TERMINATION OF YOUR MEMBERSHIP.  BY ACCEPTING DELIVERY OF THIS SEPTEMBER 2010 MEMBER UPDATE, YOU AGREE TO THE FOREGOING AND AGREE NOT TO DUPLICATE IT OR TO FURNISH COPIES OF THIS SEPTEMBER 2010 MEMBER UPDATE, IN WHOLE OR IN PART, TO ANY THIRD PARTY.

THIS SEPTEMBER 2010 MEMBER UPDATE INCLUDES CERTAIN STATEMENTS AND ESTIMATES PROVIDED BY THE CLUB WITH RESPECT TO THE COMPANY’S ANTICIPATED FUTURE PERFORMANCE, AND SUCH STATEMENTS AND ESTIMATES REFLECT VARIOUS ASSUMPTIONS BY THE CLUB CONCERNING ANTICIPATED RESULTS, WHICH ASSUMPTIONS MAY OR MAY NOT PROVE TO BE CORRECT. NO REPRESENTATIONS ARE MADE AS TO THE ACCURACY OF SUCH STATEMENTS OR ESTIMATES. THERE CAN BE NO ASSURANCE THAT THE CLUB WILL ACHIEVE ITS OBJECTIVES.

Ultimate Escapes September 2010 Member Update      CONFIDENTIAL

September 9, 2010

Dear Members,

Let me start off with the bad news - the Club finds itself with little cash and operating under a Forbearance Agreement with our primary secured lender CapitalSource, as a result of being in default of our loan agreement. CapitalSource is currently providing the Club with very limited funding and time to restructure and recapitalize our business, either on a standalone basis, as part of a merger with another Club, real estate firm or hospitality company, or through a sale of the Club to an acquirer. As no such plan has yet to materialize, it is now increasingly likely that any of these options will be done in a process under bankruptcy protection, and such filing, subject to an affirmative vote of a Special Committee of the Board of Directors, could happen as early as Monday September 13, 2010.

As many of you know, the destination club industry is very capital intensive. Lack of capital has been one of the major factors contributing to over a dozen undercapitalized destination clubs either going out of business over the last few years or merging with larger, financially stronger clubs. As a result, the larger destination clubs operating in today’s market have needed to continue to raise new capital on a regular basis to fund Club growth, as well as cover operating losses. As an example, in late 2009, Exclusive Resorts (ER) announced a major annual dues increase imposed on over 3,000 ER members, and on February 16, 2010, Exclusive Resorts announced their largest shareholder, Steve Case, is leading a $20 million round of new equity financing to further strengthen Exclusive Resorts' financial position.

While Ultimate Escapes has successfully raised about $40 million of capital since inception, we only raised about $10 million of new equity when the Club went public via a SPAC transaction in October 2009, and we had to postpone our $20 Million February 2010 Secondary Offering due to poor market conditions in late February when the broader stock market dropped more than 7% from mid-January to mid-February, resulting in most IPOs and Secondary Offerings during that time being pulled, downsized or postponed.

Ultimate Escapes September 2010 Member Update      CONFIDENTIAL

Ultimate Escapes Hires CRO

As a condition precedent to the Forbearance Agreement with CapitalSource, the Club has retained Sheon Karol, a Partner of CRG Partners Group, LLC (CRG) to serve as our Chief Restructuring Officer (CRO).  The CRO provides financial, operational and other advice to the Club.  Under the Forbearance Agreement, the Club is required to continue to employ an officer or principal of a nationally recognized restructuring firm to serve in the capacity of Chief Restructuring Officer, and to cause such person to perform certain specified duties, including creating and implementing an operating strategy designed to optimize cash flow from operations, formulating and directing the process for any potential sale and/or merger of the Club, as well as leading restructuring initiatives, formulating and directing an asset disposition process, including the sale of certain specified Club properties, and evaluating and recommending the retention of any professionals, including an investment banker and/or real estate broker, to assist in accomplishing these objectives.

Our mission is to continue to provide you and your family the vacation of a lifetime, every time for decades to come.  Now, more than ever, we call upon you and all our stakeholders to support our mission and embrace the vision for your Club.

Expense Cuts, Salary Cuts and Staff Reductions

To help reduce operating costs and demonstrate our total commitment to the Club, the entire management team and staff of the Club continue to make significant financial sacrifices. Over the last 30 days, the Club closed our Ft. Collins office, terminating 20 full-time staff members and also implementing substantial salary cuts for other remaining staff members, with the highest salary cuts taken by Club management. The result is a reduction of total annual staff costs by over 40%. Our CEO (Jim Tousignant) & Chairman (Rich Keith) are currently receiving no salary, and are willing to modify their current employment agreements with the Club to only receive 50% of their normal salary until the Club becomes cash flow breakeven. All other senior Club executives have also agreed to 20-50% salary reductions.

While cuts are important to reduce costs, our highest priority is maintaining Member services. Fortunately, none of these staff cuts or salary reductions have generally affected our Members, nor have they generally impacted Member Services or Local Host concierge services that we provide Members. Although it’s difficult for the Club to layoff any employees, and painfully hard on the employees let go, the Club has focused much effort on substantially reducing both fixed and variable operating costs of the Club, which were needed to keep our business financially sound and healthy.

Ultimate Escapes September 2010 Member Update      CONFIDENTIAL

Current Financial Situation Negatively Impacts Club

•	Forbearance Agreement signed with CapitalSource

•	Cash funding of business currently at CapitalSource discretion

•	20 employees terminated, including closing of Ft. Collins office

•	New sales delayed for 30-60 days

•	Ability to sell equity to third parties delayed by 30-60 days

•	Increased professional fees (lawyers, CRO, etc.)

•	Increased A/P and accrued expenses:
o	Accrued CapitalSource interest = $4.4 mil
o	Accrued CapitalSource loan exit fee = $1.6 mil (due on April 30, 2011)
o	Other accrued fees (professionals, HOA, property taxes, etc.) = $1.3 mil
o	A/P = $3.5 mil ($1.5 mil professional fees and $2 mil other payables)

•	Termination of certain leases and seasonal leases

•	Potential loss of services in certain markets

Ultimate Escapes Actively Working Strategic Alternatives

The Board of Directors of the Company, including a restructuring committee consisting of the three independent directors of the Company, are actively working with CRG to effect an immediate process to solicit and review strategic alternatives for the Company.  These alternatives include attempting to find new debt or equity financing for the Company, a sale of all or sustainably all of the assets of the Company to a third party, or a merger with another club. The possibility exists that the Company would find it advisable or would be required to file a Bankruptcy in connection with certain of these alternatives. While no assurance can be given that a plan acceptable to the Lender will be completed before the end of the forbearance period, Club management believes that the best value for all constituencies involved, particularly our Club Members, will be realized by a program that involves the continuation of the operation of the Club as a going concern.  This notice to members describes a plan  whereby the Company would be converted to a Club owned and controlled principally by its members.

To date, Ultimate Escapes, our Board of Directors and CRG have identified the following as the alternatives most likely to acceptable to CapitalSource, and most readily achievable within the time frame we have:

1.	Conversion of Ultimate Escapes into Member-Owned Club

2.	Annual Dues Increase

3.	Merger with another Club or with real estate or hospitality services business

Ultimate Escapes September 2010 Member Update      CONFIDENTIAL

4.	Sale of the Club to an acquirer, which could include another Club, strategic buyer or financial buyer

5.	File for Bankruptcy protection to effect a liquidation or in connection with one of the alternatives above

Member Webcast

Each of the strategic alternatives under consideration are discussed briefly below and included in this Member Update, and will be discussed in detail on a VERY IMPORTANT Member Webcast that ALL MEMBERS should listen to ASAP. Members will receive an email with links to access the Member Webcast, and Members will also be able to access the Member Conference Call Webcast on the Ultimate Escapes website and the Member-only Website. The Member Webcast will be available for all Members to access beginning Thursday, September 9th at 7pm ET and will continue to be available for Members to access until Sunday, September 12th at 11:59pm ET.

Member POLL (online and via fax)

We are also taking a VERY IMPORTANT Member POLL over the next few days to determine interest in the Company moving forward with a plan to convert to a Member-Owned Club. Please participate in the Member POLL (both online or via fax of “Expression of Interest”) ASAP and indicate whether or not you are supportive of a plan to convert the Club to one where a majority of the equity interests will be owned by Members, and where a majority of the Board of Directors will be elected by the Members, which would be effectuated by a one-time assessment “conversion fee”  against the Members, that, together with certain previous membership fees paid to the club, would, subject to compliance with applicable securities laws, be converted into equity interests in the club.

Member POLLING is scheduled online (and via fax of “Expression of Interest” form) from Thursday, September 9th at 9pm ET until 11:59pm ET on Sunday, September 12th. POLL results will be available on Monday, September 13th.

It being expressly understood that by participating in the POLL now, you are NOT being asked to vote to authorize any assessment,  make a personal decision with respect to any changes to your membership agreement or incur any obligation to pay any Equity Club Conversion Fee (assessment) at this time.

Time is of the essence and we need to demonstrate to CapitalSource by late Sunday, September 12, 2010 that a substantial number of our Members are supportive of a plan to convert the Club to a Member-owned Club.

Ultimate Escapes September 2010 Member Update      CONFIDENTIAL

A Member VOTE (to be taken later) requiring majority approval of Members would be needed to approve any assessment and convert to a Member-owned Club.  While management believes it may be beneficial to conduct such conversion outside of bankruptcy protection, the capital constraints being imposed upon the Club may make it necessary that such conversion be implemented inside a Bankruptcy proceeding.   In such case, this option will be looked at by the Company as against any and all available alternatives.

Alternative #1 - Conversion to Member-Owned Club

We believe converting the Club to a member-owned Club whether as part of or outside of a bankruptcy proceeding makes sense, aligns stakeholder interests, provides Members with majority ownership of Club, and could provide future upside potential once the economy begins to recover. We believe CapitalSource is more likely to continue to fund an operating plan (in or out of a bankruptcy proceeding) if they believe conversion to a Member-owned Club is a viable option that can be completed quickly.

The full details of a plan to convert to a Member-owned Club will be presented ASAP (next week) to all Members following the Member POLL scheduled from Thursday, September 9th at 9pm ET until 11:59pm ET on Sunday, September 12th. The Conversion Plan will include full detailed operating budgets, and would be subject to approval of our lender. Members are being asked NOW to only provide an indication of interest and no decision to participate in any plan to convert to a Member-owned Club is being required at this time.

As mentioned above, a conversion to a Member-owned Club, would require all Members to pay a one-time assessment in the form of a “Equity Club Conversion Fee.”

The Equity Club Conversion Fee (at $15 Million Target) is expected to be follows:
•	$15,000 one-time conversion fee for Premiere Club Members
•	$20,000 one-time conversion fee for Signature Club Members
•	$25,000 one-time conversion fee for Elite Club Members

The Equity Club Conversion Fee (at $30 Million Target) is expected to be follows:
•	$30,000 one-time conversion fee for Premiere Club Members
•	$40,000 one-time conversion fee for Signature Club Members
•	$50,000 one-time conversion fee for Elite Club Members

Subject to securities law, Member’s who participate would convert their Equity Club Conversion Fee and existing RAP amounts into common stock of Ultimate Escapes, Inc. (OTCBB: “ULEI.OB”). A conversion to a Member-owned Club would align all stakeholders interest, substantially improve the Club’s balance sheet as a result of converting approximately $80 million of member RAP amounts () into shares of the Club, and,  assuming a modified loan agreement with CapitalSource that would cure existing loan defaults, would allow the Member-owned Club to operate on a standalone, cash flow positive basis. In this scenario, described in more detail later in this Member Update, the Club Members would own a majority of the Club and elect a majority of the Club’s Board of Directors.  Of course, this initiative would require the consent and support of CapitalSource, and could be done outside of or in connection with a Bankruptcy filing.

Ultimate Escapes September 2010 Member Update      CONFIDENTIAL

Alternative #2 - Annual Dues Increase

This option assumes the Club raises approximately $15 million from a permanent annual dues increase, effective immediately, rather than a one-time “Equity Club Conversion Fee”. While this option may seem similar to the Equity Club Conversion Fee approach, and would also likely solve working capital needs and allow the Club to cure loan defaults and operate the Club on a standalone basis, this option does not give Members any additional ownership interest or control of the Club. To implement such option the Club would need to secure arrangements with existing creditors to accept reduced payments over time.  No assurance can be given that such a plan would be successful  The Club considered various approaches to resolve our current working capital needs, and settled on a one-time assessment in the form of an Equity Club Conversion Fee as the most appropriate means to increase the Club’s working capital, reduce our debt and successfully get through these difficult times. For example, the Club considered a substantial permanent increase in annual dues, as is often done in private clubs and was recently announced by other destination clubs like Exclusive Resorts and Quintess. However, we felt that a permanent increase in annual dues was not in the best interest of our Members or the Club over the long-term, and would definitely cost Members much more in financial terms than a one-time Conversion Fee.

Alternative #3 - Merger with Another Club or Hospitality Firm

The Company was in active negotiations for over 6 months to merge with another club/hospitality entity and the Company is still engaged in such discussions with this potential merger partner. Due diligence has been completed, but there can be no assurance that any deal will be finalized or closed with this potential merger partner.

Any successful merger could potentially include a requirement by the merger partner to modify or replace our current Club Membership Agreement, and could further include charging Members new upfront fees and an increase in annual dues.

The Company and CRG are also in initial discussions with other potential merger partners, but must make rapid progress for any of those discussions to lead to a merger quickly. There can be no assurance that CapitalSource will give the Company enough time to complete a merger.  Even in a Bankruptcy proceeding any such plan would need to be implemented within a very short (potentially a 30 day period).

Ultimate Escapes September 2010 Member Update      CONFIDENTIAL

Alternative #4 - Sale or Acquisition of Ultimate Escapes

Part of CRG’s engagement by Ultimate Escapes is to explore the sale or acquisition of the Company.  To date, CRG has contacted over 200 qualified prospects. More than two dozen firms have signed NDAs to enter into further discussions and to have access to relevant documents and information, but we need to make rapid progress for any of those alternative discussions to lead to a merger quickly. There can be no assurance that CapitalSource will give the Company enough time to complete a sale or acquisition.  Again, even inside a proceeding, such sale would need to take place within a very short (potentially a 30 day period).

Alternative #5 - File for Bankruptcy

While bankruptcy filing is an outcome that stakeholders may want to avoid and which has significant risks and costs, it may be necessary to complete some form of transaction. If a Bankruptcy were to result in the liquidation of the Club’s real estate assets, after the property sales and marketing costs, property maintenance costs, administrative costs, and senior debt is paid, there may be NOTHING left for members or other unsecured creditors, and lenders may potentially lose many millions of dollars as well.

The impact of a Bankruptcy on Members could potentially include financial losses, the loss of all membership rights or some portion thereof, including all current and future Club reservations and the loss of future travel experiences with family and friends.

Our timeframe with our lender is very tight. We have to make rapid progress on pursuing options #1 (conversion to Member-owned Club), #2 (annual dues increase), #3 (merge with another club/hospitality firm), or #4 (sell the company).

Club management would like to show CapitalSource that the potential exists for a plan by Members that would be supported.

Conversion to Member-Owned Club Makes Sense

We believe converting the Club to a member-owned Club (inside or outside of a bankruptcy proceeding) makes sense, aligns stakeholder interests, provides Members with majority ownership of Club, and could provide future upside potential once the economy begins to recover. Should the conversion to a Member-owned Club be completed, all stakeholders’ interests would be aligned and the Club would have the financial strength to operate the Club thru 2011 and beyond, even with limited new membership sales.

Ultimate Escapes September 2010 Member Update      CONFIDENTIAL

There are many reasons that Members should consider supporting an Equity Club Conversion Program, including:

•	Preserving your lifetime membership and continuing to enjoy great Club vacations for many years to come with your family and friends;

•	Preserving your existing reservations;

•	Continuing to book new reservations;

•	Providing rights to become an equity owner of the Club.

Potential to Re-list Shares on NYSE Amex or NASDAQ

Conversion could result in the Company receiving approximately $15 million of Member conversion fees and, upon Members then converting up to $80 million of their Member RAP into equity of the Club, could allow the Company to re-apply to list the Company’s shares with either NYSE Amex or NASDAQ, including having a minimum of 300 shareholders and positive shareholder equity. A reverse stock split may also be needed to meet minimum share price tests for listing.

Completing the conversion and having the Company’s shares re-listed on NYSE Amex or NASDAQ would likely improve the market capitalization of the Company, increase the number of shares outstanding, increase the float and liquidity of the Company’s shares, and improve the Company’s ability to register shares in the future for a secondary offering or relating to any Redemption Conversion Program associated with the Equity Club Conversion Program.

Conversion would allow the Company to continue future capital raising efforts, which if completed, would provide the Club with additional working capital to pay down debt further, strengthen the balance sheet and provide “piece of mind” to both existing Club Members and prospective new Members in the future.

Process to Become Member-Owned Club

A Member POLL will be taken in the next few days (both online and via “Expression of Interest” form submitted via fax) to determine interest in the Company moving forward with a plan to convert to Member-Owned Club. A Member VOTE (to be taken later) requiring majority approval of Members would be needed to approve any assessment and convert to a Member-owned Club.

One method to  convert our Club to a Member-owned Club would  require a majority of our active Members voting YES (to be taken later) to proceed with a mandatory assessment which will include a right to convert their Equity Club Conversion Fee and existing RAP amounts into common stock of Ultimate Escapes, Inc  At closing of any conversion, the Board of Directors of the Club would have 7 Board Members, with 4 Board Members appointed by Club Members and 3 Board Members appointed by current shareholders. The majority of Directors must be “Independent Directors” as defined by the SEC.

Ultimate Escapes September 2010 Member Update      CONFIDENTIAL

All Members would need to pay the Equity Club Conversion Fee and sign an amendment to their Membership Agreement to have the right to participate in a Redemption Conversion Program to convert the Equity Club Conversion Fee and up to 100% of each Member’s outstanding RAP amount into restricted stock at $3.97 per share (up to $80 Million Maximum RAP Conversion (assuming a $15 million assessment and $95 million assuming a $30 million assessment)), subject to compliance with applicable securities laws.

Conversion will Require Changes to Club Membership Agreement

As part of the conversion process, Members would need to sign an amendment to the Membership Agreement that provides for certain changes relating to the Equity Club Conversion Program, and the amendment would be sent to all Members prior to any VOTE.

Acceleration of October 2009 Redemption Conversion Program (2009 RCP) Shares

For Members who participated in the October 2009 Redemption Conversion Program (2009 RCP) as part of the SPAC transaction, the Club will immediately accelerate all unvested shares as of September 30, 2010. As previously provided in the 2009 RCP agreement, all shares relating to the 2009 RCP would have vested 25% during each 6 month period (24 month total vesting period). Now all shares in the 2009 RCP will vest immediately on September 30, 2010, and such shares will become freely tradeable under Rule 144.

Members Would Own Majority of Club After Conversion

After a conversion, Club Members would own a majority of the Club, with current shareholders owning a minority of the Club. This assumes approximately $80 million of Member RAP amount is converted into shares at closing at fixed price which management suggests should be $3.97 per share (50% of the SPAC $7.94 per share price at provided in 2009 RCP agreement). This also assumes that Ultimate Resort Holdings, LLC converts its $10 million 2nd mortgage and note to shares at the same conversion price of $3.97 per share. The combination of a potentially more favorable loan agreement with CapitalSource, substantial cash generated from member conversion fees, combined with a substantial reduction of up to $90 million of total secured and unsecured debt from the Club’s balance sheet, would substantially increase our working capital while substantially reducing overall debt and loan mortgage interest costs. All this, in combination with a Club that has already reduced operating costs substantially, should allow the Club to operate in the future at a cash breakeven or better basis going forward, leading to a Member-owned Club that is sustainable long-term.  Please keep in mind that CapitalSource has not yet approved this plan.  It is management’s hope that with the support of the Members the Company will be able to present this as a viable option.

Ultimate Escapes September 2010 Member Update      CONFIDENTIAL

Success Requires Shared Sacrifice from All Stakeholders

Members
•	If Club converts to Member-owned Club, all Members pay one-time Equity Club Conversion Fee or they will lose their rights as members and their ability to continue to travel.

Shareholders
•	$40 mil of capital already invested to date, including $10 mil invested by Members in October 2009 SPAC deal would be substantially diluted
•	Members would elect a majority of the Board of Directors

Employees
•	20 employees terminated in last 30 days and Ft. Collins office closed
•	CEO & Chairman currently receiving no salary; 50% salary reduction after closing until Club becomes cash flow breakeven (subject to re-negotiation of current employment agreements)
•	Other Senior Club Executives: 20-50% salary reductions

Lenders
•	CapitalSource funding forbearance and willing to modify loan agreement more favorable to Club
•	URH would convert at closing existing $10 million 2nd mortgage to stock at $3.97/share

Member Communication Plan

•	September 2010 Member Update (this document)

•	September 9-12, 2010: Member Conference Call Webcast available for Members to access online

•	Equity Club Conversion Program FAQs

•
Email - effective immediately, you can email conversion@ultimateescapes.com to ask your questions and provide any comments at your convenience, 24 hours a day, 7 days a week. Using this email repository will enable us to categorize and group Member questions so that they can be answered efficiently and thoroughly.

From a practical standpoint, it would be nearly impossible to effectively communicate one-on-one via telephone or email with all Members over the next few days, which is why reading this Member Update and listening to the Member Conference Call Webcast over the next few days is VERY IMPORTANT. Our chief aim to ensure that all Members have a full understanding and appreciation of the need for the conversion to a Member-owned Club and how such an action will benefit you and your family and be instrumental toward the preservation of your Club lifestyle and travel plans.

Ultimate Escapes September 2010 Member Update      CONFIDENTIAL

We Need Your Commitment

ALL Members should actively support the Equity Club Conversion Program primarily out of personal self interest, including:

•	Preserving your lifetime membership and continuing to enjoy great Club vacations for many years to come with your family and friends;

•	Preserving your existing reservations;

•	Continuing to book new reservations;

•	Providing future rights to participate in a Redemption Conversion Program.

IMPORTANT - Member Webcast This WEEK!

As noted earlier, each of the strategic alternatives under consideration will be discussed briefly below and included in this Member Update, and will be discussed in detail on a VERY IMPORTANT Member Conference Call Webcast that ALL MEMBERS should listen to ASAP. Members will receive several emails over the next few days with links to access the Member Webcast, and Members will also be able to access the Member Webcast on the Ultimate Escapes website and the Member-only Website. The Member Webcast will be available for Members to access beginning Thursday, September 9th at 7pm ET and will continue to be available for Members to listen and replay until Sunday, September 12th at 11:59pm ET.

We are also taking a VERY IMPORTANT Member POLL over the next few days to determine interest in the Company moving forward with a plan to convert to Member-Owned Club. Please participate in the Member POLL (both online or via fax of “Expression of Interest” form) ASAP and indicate that you are supportive of a plan to convert the Club to one where a majority of the equity interests will be owned by Members and where a majority of the Board of Directors will be elected by the Members by way of an assessment against the Members with the proceeds of such assessment together with certain previous payments made to the club being converted into equity interests in the club or a parent company of the club.

Ultimate Escapes September 2010 Member Update      CONFIDENTIAL

POLLING is scheduled online (and via fax of “Expression of Interest” form) from Thursday, September 9th at 9pm ET until 11:59pm ET on Sunday, September 12th. POLL results will be available on Monday, September 13th.

Thanks Again for Your Support

In summary, we want to sincerely thank you for your strong commitment to the Club and you have our commitment to do everything in our power to continue to serve you and your family faithfully, with honor and respect for many years to come.

Ultimate Regards,

Jim Tousignant
President and CEO
Ultimate Escapes

Ultimate Escapes September 2010 Member Update      CONFIDENTIAL